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                                                                    Exhibit 21.1

                            SCOPUS TECHNOLOGY, INC.

                          Subsidiaries of the Company




     Scopus Technology U.K., Ltd.

     Scopus Technology France, SARL

     Scopus Technology Canada Inc.